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Excerpt of Transcript of Q2 2016 Verizon Communications Inc. Earnings Call on July 26, 2016

JULY 26, 2016 / 12:30PM GMT, VZ - Q2 2016 Verizon Communications Inc Earnings Call

CORPORATE PARTICIPANTS
Michael Stefanski Verizon Communications Inc. - SVP, IR
Lowell McAdam Verizon Communications Inc. - Chairman & CEO
Fran Shammo Verizon Communications Inc. - CFO

CONFERENCE CALL PARTICIPANTS
John Hodulik UBS - Analyst
Simon Flannery Morgan Stanley - Analyst
Michael Rollins Citigroup - Analyst
David Barden BofA Merrill Lynch - Analyst
Phil Cusick JPMorgan - Analyst
Jennifer Fritzsche Wells Fargo Securities - Analyst
Brett Feldman Goldman Sachs - Analyst
Craig Moffett MoffettNathanson - Analyst
Tim Horan Oppenheimer & Co. - Analyst

PRESENTATION

Operator
Good morning and welcome to the Verizon second-quarter 2016 earnings conference call. (Operator Instructions) Today's conference is being recorded. If you have any objections, you may disconnect at this time.

It is now my pleasure to turn the call over to your host, Mr. Michael Stefanski, Senior Vice President, Investor Relations. Thank you, you may begin.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

Thank you, Mike. Good morning, everyone, and thank you for joining us today. We had an eventful first half of 2016 marked with several strategic milestones.

We continued to evolve our Wireless pricing model and customer interface. We closed the Frontier transaction. We made major moves in our network and reached new contracts with our labor unions, all while delivering solid results in a challenging environment. We will discuss all of these in more detail in a few minutes.

In addition, yesterday we announced that we entered into a definitive agreement to acquire Yahoo's operating business for approximately $4.8 billion, a transaction that will make us an even stronger competitor in digital media. With everything that's going on, I wanted to take a few minutes at the start of this call to put these initiatives in context and tell you how we are strengthening our ability to realize our mission of delivering the promise of the digital world.

…

Over the past several years we have dramatically expanded the ways in which we can deliver content wherever and however the digital customer wants it, including large and small bundles of linear content through FiOS TV; new and better customer experiences for FiOS using IP-based technology; over-the-top delivery of content; purchasing of AOL, with its publishing and advertising technology and content; further enhancing AOL with the Millennial Media acquisition; introducing go90 and its vast library of digital content, not only for our Verizon customers, but other carriers' customers as well; developing a global video distribution for media companies to efficiently deliver high-quality digital content; and finally, establishing a content joint venture with Hearst through which we have invested in two leading digital brands for female and male Millennials, namely AwesomenessTV and Complex Media.

We assembled a great team and strong assets under Marni Walden. Just over the past year since the AOL acquisition, we have learned a tremendous amount about the video market and opportunities to grow in the future. Her team is focused on integrating these assets and driving profitable growth by attracting viewers through great content, which, in turn, attracts advertisers by increasing the return on their advertising dollar.

That brings us to Yahoo. We see tremendous opportunity in the digital video marketplace, which has an estimated addressable market of $180 billion by 2020.

Today that marketplace is dominated by two brands. Content creators and advertisers are hungry for alternatives as the market expands for both in-home and mobile consumption. Verizon intends to be a significant player in this space.

By acquiring Yahoo's operating business, we are scaling up to be a major competitor in mobile media. Yahoo's operations provide a valuable portfolio of online properties and mobile applications, which attract over 1 billion monthly active consumer views.

It also brings market-leading content, brands in sports, finance, news, and email into the portfolio. It expands our analytics and ad tech capabilities and enhances our competitive position and value proposition to advertisers. We are already seeing enthusiasm from partners in sports, news, and finance to leverage this scale in the future.

Yahoo's operations complement AOL's business, as well as our overall asset portfolio. The global scale, volume of customer analytics, and market reach of the combined assets will allow us to create long-term value in a less capital-intensive manner.

We look forward to working with a very talented team at Yahoo. In the months ahead we will be focused on completing the necessary regulatory process, planning for integration, and closing this cash transaction early next year. Going forward, this acquisition will put us in a great position as a top global media company and give us a significant source of revenue growth for the future.

We are also building our growth capabilities in the emerging Internet of Things market by developing business models to monetize usage on our network at the connectivity and platform layers. We had another quarter of 25% growth in revenue from the Internet of Things, which amounted to approximately $205 million in the quarter and about $400 million year-to-date in 2016. We've also seen strong demand for our telematics products, including our direct-to-consumer product, hum, and see many opportunities to expand in the market.

…

Fran Shammo - Verizon Communications Inc. - CFO

…

Let's move next to our summary slide.

As expected, 2016 is a significant transformational year for us. We are focused on executing operationally, strategically, and financially to deliver results today and prepare the business for future profitable growth. In the first half of the year in Wireless, we added 1.3 million postpaid net customers and stabilized our Wireless service revenue declines. In Wireline, we completed the sale of the operations in California, Florida, and Texas and negotiated new labor contracts which will have benefits into the future. We continue to be the network leader in the markets we serve and we are setting the business up for growth.

In our new businesses, we enhanced our video and Internet of Things platforms to position us for long-term growth and are demonstrating progress. We are very excited about the work that has already been done, the integration of assets that we are beginning to do, and the acquisition of Yahoo to accelerate our video platforms.

…

Michael Stefanski - Verizon Communications Inc. - SVP, IR
Thank you, Fran. Tori, we are now ready to take questions.

QUESTIONS AND ANSWERS
…

John Hodulik - UBS - Analyst

Good morning, guys. Maybe a couple of quick questions for Lowell.

Lowell, first of all, could you give us an early look at the synergies that you see coming with the Yahoo transaction? And with it behind you now, do you feel that you have the assets you need to execute on the new media strategy? Thanks.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

Good morning, John, and good morning, everyone. I understand there were lots of rumors about me announcing a big reorganization of the Company, so I'm sorry to disappoint you, but I think we have some pretty exciting things to talk about here.

First, on Yahoo synergy. Look, certainly, as we went into the auction process, we had a very good idea of what the synergies could be. I think probably we were the only significant bidder that had synergies.

So we have a good idea and we've heard numbers bantered around that are in the ballpark, but my view on this, John, is we now enter a phase where, post the auction diligence, which is certainly limited, we can go in and talk to management and see a much greater depth of information. And we will validate our plans and make our decisions.

So I think as we get closer to closing, which we expect will be either at the end of the year or early in the first quarter, we will announce those numbers. But they are meaningful, let me just put it that way.

On the "do we have the assets we need," certainly yesterday when Marni and Tim did their public interviews; we are extremely excited about the assets that Yahoo has in the areas of sports and finance and email and news. You match those up with AOL; we've just made an exponential leap in capabilities here.

But I will give you the answer that I always give you, John, when we talk about capital and you say, well, are you finally done expanding and are you going to reduce your capital? And my answer always is, I hope not, because if we do then we are standing still and this is such a dynamic environment, we should be looking for additional things to meet customers' needs.

I fully expect that when Tim and Marissa put their heads together, we will have a long list. And we will be disciplined, as we always are, and they will be good investments that will drive us to take a larger share of this growing market.

So there's been a lot made of are we going to challenge Google and Facebook in this process. I just say, look, we plan on being a significant player here. The market is going to grow dramatically.

We're a small player today relative to them. All we need to do is take more than our fair share of the growth of the market and this will be a success for us, and we certainly expect to do better than that.

…

Michael Rollins - Citigroup - Analyst

If I could follow up on Yahoo for a moment, in a letter that was picked up by the press from Yahoo's CEO yesterday, it referred to Verizon's goal to get to a global audience of 2 billion users and $20 billion of revenue within the mobile media business by 2020.

I'm wondering if you could talk a little bit about that goal in a couple of respects in terms of what are the key strategies to get that growth. Is it simply just leveraging the assets you have or --? Can you give us a little more color on how you look to maybe manage them differently than they've been managed in the past?

Then secondly, how should investors think about the profitability of that type of revenue in this category over time? Thanks.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO
Let me take the strategic question and then Fran can talk a little bit more about the profit side.

Mike, I think this is similar to my answer to John's question. We've got a perspective going into this and we will refine it as we go along. But if you take a look at the interest that we have received from AOL current partners as well as new partners, we think there is a huge opportunity in the following areas.

First, in the sports area. As you know, we've got relationships with a lot of the big leagues; certainly NFL and NBA are the headliners for us. I've spoken with both Roger Goodell and Adam Silver in the last few weeks about this and I think we are very excited. And I expect over the next few months you will see more details about the plan of what we can do with their content, not only in season but out of season.

And there are other sports leagues that we have the opportunity to work with. Some of the other big names I'm not going to tip our hand here just yet, but the networks and their sports channels see an opportunity to partner with us.

They may already have NBA rights or NFL rights and we can work on streaming their games, not only through the traditional channels of FiOS, either custom TV or the full bundles, but over AOL and Yahoo and then finally over go90. So we view this as a waterfall of content moving down through our different properties.

The next one is Yahoo Finance; that's probably their strongest asset today. We learn more about that. But as you look at, again, some of the networks that have finance channels and, frankly, some of the other folks that were bidding on this, we think there is an opportunity for us to work with them in partnership to realize some of their visions and some of our visions.

Then certainly news, as you would expect, and the email platforms. We see ways that we can combine some of our assets and some of their assets -- the TechCrunch, the Engadget, The Huffington Post -- and we can drive a lot of visits to the site.

So I think the difference for us is we have a lot of -- us versus the Yahoo management, we have a lot of the relationships well established because of our FiOS and our mobile assets. And we can combine them with their platforms and their leadership expertise to deliver a very good lineup here.

So I think on the profitability side, Fran, I don't know any comments you have on that. But that's where we are headed from a strategic perspective, Mike.

Fran Shammo - Verizon Communications Inc. - CFO

Mike, what I would say is everything that Lowell said and we're looking at this as a portfolio of assets. As I said during this whole process, look, Yahoo brings viewers; viewers brings advertising; advertising brings top-line growth.

So the first thing here is to scale to drive that top-line growth. We believe that with the combination of all these assets we have a lot of revenue synergy upside, so the first will be to drive the top line and then, as Tim has shown, along with Yahoo team, we will drive the profitability that's required to generate the cash flow that we forecast. So that the top priority right now.

…

Phil Cusick, JPMorgan - Analyst

First of all, can you help us understand the progress on the 5G trials? What are you learning about the cost of deployment, usable distances, and speeds?

Then, Fran, you mentioned tablets are slower but you do expect a rebound once churn falls away. Do these add value? Is it mostly just tacking on, pulling those customers in more tightly, or do they actually add value economically on their own? Thanks.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

Okay, I will take the first part again on 5G. What we've had so far, Phil, is we've got a big deployment down in Dallas working with Ericsson and Nokia. We've got several in New Jersey and some down in Virginia.

We have typically seen speeds above 1 gigabit over, let's just say, 500 yards or less, because of the combined space that we've got available to us. With that sort of speed we've been able to put up six ultra high-definition TVs, six virtual-reality units, numerous tablets, etc., so those services are only drawing in the 300 to 400 megs of throughput. So lots of headroom.

Now the process we are moving into now is actually going out into a field environment where we can cover a 200-home development and see with normal vegetation, with difference in weather patterns, where we think this -- these critical parameters are going to go. Theoretically, it looks -- 1,000 meters or so between cell sites seems to be reasonable, but again, we've got to verify that. We're going to go into some rural environments to see whether that propagation changes based on demand. We will know a lot more as we go along.

From a pure cost perspective, again I think it's a little too early to tell, but what I will tell you is about half of our cost to deploy FiOS is in the home today and the next biggest thing outside the home is the drop. And so our take is that with the router roughly costing the same -- and, remember, we wouldn't have to have an ONT as we think about it today.

So when we deploy 4G and densify that small cell can contain 5G for very little incremental cost. With the router in the house being probably less than an ONT and router combination today and losing the wiring in the house and losing the drop, we expect there to be a significant cost reduction.

But we will know a lot more as we finish these trials. I fully expect that as we wrap these trials up we will actually be bringing some analysts and some of the media to the field to take a look at these deployments so that you can judge for yourself.

Fran Shammo - Verizon Communications Inc. - CFO

Then, Phil, on the second part on tablets, so absolutely we view tablets as adding value. Traditionally you would say, well, a tablet that is added to a wireless account just gives you a minimal amount of access revenue and that's far less than a smartphone. And all that is true.

But if you look at the entire ecosystem that we are developing here, more people who have tablets we know watch more video on a tablet. And if you think about what Lowell outlined on our whole video strategy along with go90, AOL, Yahoo coming into the portfolio fold, we are trying to drive more usage into these devices and we want those users to consume content, which then ultimately drives advertising.

So we're looking at the value of these instruments, if you will, more from a holistic standpoint. Yes, today it's 11.4% of the base. I still believe that there is a huge growth opportunity here in the base with tablets and where technology is going. And that is going to generate not only access revenue on the Wireless side of the house, but it's also going to generate a lot of, if you will, MediaCo type revenue for the future portfolio of digital advertising.

…

Craig Moffett - MoffettNathanson - Analyst
Thank you, two quick questions if I could. Lowell, can you talk about the FCC's privacy NPRM and what could be significantly stricter rules for ISPs like Verizon relative to edge providers like Google or Facebook? Did that impact your thinking about what you could pay for Yahoo and how you monetize Yahoo in any way?

Then second, just a more tactical question. Can you talk about the FiOS installation backlogs coming out of the work stoppage and what we can expect with some rebound there?

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

Good morning, Craig. So on the FCC privacy NPRM -- and I would also apply this to the set-top box side. You know we are not a big fan of regulation in general; we would rather let the markets work. But if there's going to be regulation, then we think it ought to be for all the players in the ecosystem.

And I know, and I've talked with Tom Wheeler and I have great respect for what he is doing. He has only got so many tools in his toolbox to help set some of the standards here, but we are encouraging a broader action here that might involve the FTC or others so that everyone in the ecosystem is treated the same. And I think that's our philosophy on set-top box; that's our philosophy on privacy.

Did it impact us on Yahoo? No, not particularly. We look at that as a standalone business. Certainly, the regulatory environment always enters into your thinking, but we would do Yahoo regardless of however that NPRM turns out and we think it's going to be a dynamic business for us going forward. So I hope that helps.

…

Tim Horan - Oppenheimer & Co. - Analyst

Thanks, guys. Fran, between 5G and if you look at platform and solutions, how much could this drive your overall revenue growth in 2018, 2019? Is this enough to drive almost all the GDP-like growth that you are looking for?

And just maybe on the platform side, can you talk about what partners really like most about the platform and what else you are looking to do to it to kind of make it unique to attract more content partners? Thanks.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

I'll let Fran take the first part there, Tim. The second part I assume you're assuming Yahoo, right?

Tim Horan - Oppenheimer & Co. - Analyst

Correct, sorry. And AOL.

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

Look, I think the items that I mentioned around the sports, finance, and news are really the big items there. If you look at Tim's numbers, he is in the hundreds of millions of users. Yahoo is well over 1 billion users. So you start putting those numbers together and there's some significant reach here.

I think every content provider, and I think it's fair to say whether you are an advocate for the 300 channel bundle or over-the-top, you realize that this is moving more and more toward digital distribution. And the partnership of AOL and Yahoo gives them the ability to reach those specific customers.

If you look at our purchase of Complex, Complex has more visitors per month now than ESPN does in that male Millennial and AwesomenessTV has the same sort of numbers for female Millennials. So it gives -- whether you are thinking you are part of a large network sports distribution or you are the actual league or you are trying to deliver finance or other news, being able to tap into that is a huge opportunity.

The big advertisers have come to us saying that they have more ads to place than they have good places to put them and so you will hear from us over the next several months some partnerships and some agreements to place ads with us.

Then the final, probably obvious one to everyone, but we have 113.2 million mobile users and people are accessing all of this content via their mobile device. We will be one of the few that can deliver advertising and content across the home, across the mobile device, and across the Internet. We think that puts us in a very, very strong position.

Fran Shammo - Verizon Communications Inc. - CFO

Then, Tim, on the second part of this, I can honestly tell you that within the comments I made there is actually nothing related to 5G as far as revenue goes. And the reason for that is because we looked at 2017 as a development year for 5G.

By the time that we get the licenses -- now we've got a great ruling yesterday by the FCC on allowing us to use the leases, so that could accelerate some of that. But I will tell you, to get to a commercial launch and actually start to generate revenue; I think that will come in either very late 2017, early 2018. But there is nothing in the forecast right now based on the guidance I gave.

…

Lowell McAdam - Verizon Communications Inc. - Chairman & CEO

…

I realize that it's been a long call today and we covered a lot of topics, both operationally and strategically. But given what we said last year about 2016 being a plateau for us on earnings and given the acquisitions that we have completed, obviously Yahoo the most significant now in front of us, we thought it was good to give you this sort of an overview and update.

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